Exhibit 99.1

Pediatric Services of America, Inc. Announces

Third Quarter Results For Fiscal Year 2003

Norcross, GA.—(BUSINESS WIRE) —August 12, 2003 . . . . . . Pediatric Services of America, Inc.

(Nasdaq:PSAI) announced financial results for the third quarter of fiscal year 2003.

Highlights

(in millions, except per share data)

	Q3 FY03	Q3 FY02	% Change
Net revenue	$54.1	$49.2	10%
Operating income	$2.8	$1.8	52%
Income tax expense	$0.9	$0.0	—
Diluted EPS	$0.19	$0.17	—

The highlights of the Company’s quarterly results included repurchasing $1.0 million of its 10% Senior Subordinated Notes due 2008 (“Notes”) for $0.95 million plus accrued interest resulting in a gain of approximately $0.03 million (net of the write-off of related deferred financing fees). The Company’s pilot PPEC in North Carolina is fully operational and is now servicing 6 children.

During the fourth quarter of fiscal year 2003, the Company opened two new home medical equipment startup locations in San Antonio, TX and Chesapeake, VA. In addition, the Company repurchased an additional $2.0 million of its Notes for $1.93 million plus accrued interest. The Company also appointed Ken Wilson as Vice President for Sales and Marketing and looks forward to his leadership and further developing our sales capabilities as we implement our market matrix approach to home healthcare services. Mr. Wilson’s experience in negotiating contracts with managed care payors should help the Company strengthen its contract portfolio and aggressively pursue patient referrals from these covered lives.

Growth Opportunities

The Company believes that it is well positioned to focus on sustaining its current growth plans as well as exploring its future growth opportunities. The Company’s growth plans are based on a strategic platform defined as a market matrix approach to development, which is to provide a combination of services, including pediatric private duty nursing, pediatric day treatment centers (PPECs), pharmacy services and home medical equipment in the local markets we serve. We believe this approach leverages our capabilities to achieve the local market density necessary to impact payor reimbursement rates.

For the remainder of fiscal year 2003 and during fiscal year 2004, the Company plans to explore its growth opportunities in the following areas:

•	The Company intends to continue to focus on local market opportunities. In addition, the Company seeks to enhance its same store internal growth plans by implementation of its managed care marketing strategy, which is to better utilize its managed care contract portfolio and market its services to the respective discharge planners and case managers who control the patient referrals for these covered lives.

•	The Company also plans to grow through accretive acquisitions with a valuation criterion that seeks to price businesses at
3½ to 4½ times trailing cash flow and is pleased with its current pipeline of candidates.

•	The Company plans to have other PPEC centers under development and operating in fiscal year 2004.

•	The Company also plans to open additional start-up branch offices in identified key markets, primarily in private duty nursing.

Medicaid Changes

During the third quarter of fiscal 2003, a number of state legislatures remained in session dealing with record budget deficits and contemplating cuts to Medicaid funding. Currently, we are not aware of any enacted state changes that would have a material adverse effect on our consolidated financial or liquidity position; however, some states are still considering rate or volume reductions which, if enacted could have a significant impact on our consolidated financial or liquidity position. In an effort to impact these legislative issues, we have engaged consultants in selective markets to directly present the Company’s cost saving strategies and related rate requests to the respective state Medicaid program. Thus far we have received positive indications from one state Medicaid commissioner to consider our reimbursement rate request within the current budget year. In addition, we have begun contract negotiations with another state Medicaid commissioner to pilot a program to more rapidly discharge hospitalized medically complex and medically fragile children into the Company’s care. These accelerated discharges should provide the state with significant cost savings and potentially motivate the state to increase the reimbursement rate for services provided by the Company.

Cost Reductions

During the third quarter, the Company has completed a staffing reduction at selected locations, including the corporate office, primarily through position eliminations, reductions in workforce and attrition. These reductions were part of an overall cost reduction plan designed to enhance operating margin rates. While the impact of these reductions was not material to the third quarter’s results, we expect a full quarter impact in the fourth quarter of fiscal 2003.

Third Quarter Results

Net revenue increased 10% to $54,149,000 in the third quarter of fiscal year 2003 from $49,220,000 in the third quarter of fiscal year 2002. Operating income increased 52% to $2,780,000 for the third quarter of fiscal year 2003 compared to $1,832,000 for the third quarter of fiscal year 2002. Net income was $1,350,000 for the third quarter of fiscal year 2003 compared to net income of $1,215,000 in the third quarter of fiscal year 2002. Diluted net income per share was $0.19 in the third quarter of fiscal year 2003 as compared to $0.17 in the third quarter of fiscal year 2002. During the three months ended June 30, 2002, the Company had a current income tax benefit of $410,000, which was offset by the reduction of the valuation allowance related to the net deferred tax asset resulting in zero income tax expense.

During the nine months ended June 30, 2003, net revenue increased 10% to $160,348,000 from $146,425,000 in the nine months ended June 30, 2002. Operating income increased 8% to $7,368,000 for the nine months ended June 30, 2003 compared to $6,793,000 for the nine months ended June 30, 2002. Net income was $3,449,000 for the nine months ended June 30, 2003 compared to net income of $5,212,000 in the nine months ended June 30, 2002. Diluted net income per share was $0.49 in the nine months ended June 30, 2003 compared to a diluted net income per share of $0.73 in the nine months ended June 30, 2002. During the nine months ended June 30, 2002, the Company had a current income tax expense of $111,000, which was offset by the reduction of the valuation allowance related to the net deferred tax asset resulting in zero income tax expense. In addition, during the nine months ended June 30, 2003, the Company had a gain on the early extinguishment of debt of $63,000 compared to a gain on the early extinguishment of debt of $417,000 in the nine months ended June 30, 2002.

Mr. Sansone stated, “We are pleased with our results for the third quarter of fiscal year 2003. Revenue and operating income both increased from the second quarter. In addition, our year to date revenue has increased 10% and operating income 8% over the same period in the prior year. We had a strong quarter in our pharmacy revenues and continue to strengthen our balance sheet. With the new leadership in sales and marketing department we have positioned ourselves for sustainable long-term growth.”

Board of Director Actions

During July 2003, an invitation was extended and accepted for the appointment of a new director, Dr. Susan J. Kelley, bringing the size of the Board to 6 members. The Nominating & Corporate Governance Committee is actively recruiting for an additional director to increase the size of the Board from 6 members to 7.

In addition, the Company’s financial advisor, Needham & Company has completed its evaluation of the Company’s debt recapitalization alternatives. Further information on the selected alternative will be made available as soon as terms are finalized.

Earnings Guidance

The Company also reaffirmed its earnings guidance for fiscal year 2003 of $0.71 per share.

PSAI provides comprehensive pediatric home health care services through a network of over 120 branch offices in 22 states, including satellite offices and branch office start-ups. Additional information on PSA may be found on the Company’s website at http://www.psakids.com.

NOTE: This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to future financial performance of Pediatric Services of America, Inc. (the “Company”). When used in this press release, the words “may,” “targets,” “goal,” “could,” “should,” “would,” “believe,” “feel,” “expects,” “anticipate,” “estimate,” “intend,” “plan,” “potential” and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company’s control. The Company cautions that various factors, including the factors described hereunder and those discussed in the Company’s other filings with the Securities and Exchange Commission, as well as general economic conditions, industry trends, the Company’s ability to collect for equipment sold or rented, assimilate and manage previously acquired field operations, collect accounts receivable, including receivables related to acquired businesses and receivables under appeal, hire and retain qualified personnel and comply with and respond to billing requirements issues, including those related to the Company’s billing and collection system, nurse shortages, competitive bidding, HIPAA regulations, Average Wholesale Price (“AWP”) reductions, adverse litigation, workers’ compensation losses, availability and cost of medical malpractice insurance and reduced state funding levels and nursing hours authorized by Medicaid programs, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Contact:	Pediatric Services of America, Inc. Joseph D. Sansone President/CEO or James M. McNeill, Sr. Vice President/CFO (770) 441-1580

PEDIATRIC SERVICES OF AMERICA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended June 30		Nine Months Ended June 30
	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$54,149	$49,220	$160,348	$146,425
Costs and expenses:
Operating salaries, wages & employee benefits	23,398	22,844	70,062	67,956
Other operating costs	21,631	18,691	64,719	53,930
Corporate, general & administrative	4,801	4,551	14,175	13,691
Provision for doubtful accounts	531	322	942	987
Depreciation & amortization	1,008	980	3,082	3,068

Operating income	2,780	1,832	7,368	6,793
Other income	10	—	54	—
Early extinguishment of debt	32	30	63	417
Interest income	16	46	82	128
Interest expense	(612)	(693)	(1,882)	(2,126)

Income before income tax expense	2,226	1,215	5,685	5,212
Income tax expense	876	—	2,236	—

Net income	$1,350	$1,215	$3,449	$5,212

Basic net income per share data:
Net income	$0.20	$0.18	$0.50	$0.77

Diluted net income per share data:
Net income	$0.19	$0.17	$0.49	$0.73

Weighted average shares outstanding:
Basic	6,866	6,835	6,857	6,775

Diluted	7,052	7,193	7,065	7,180

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	June 30, 2003	September 30, 2002
	(Unaudited)
Cash and cash equivalents	$4,861	$10,990
Total current assets	53,297	52,990
Total assets	105,993	102,068
Total current liabilities	24,113	21,653
Total stockholders' equity	59,325	55,773